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EXHIBIT 99.17
NOTICE OF SPECIAL MEETING OF BOARD OF DIRECTORS
FOR DECEMBER 11, 1998

                   Equity Growth Systems, inc.
               A publicly held Delaware corporation

         Notice of Special Meeting of Board of Directors


By Facsimile Transmission to:

  Edward Granville-Smith             941-766- 8529 (fax)
  G. Richard Chamberlin              352-694-9178 (fax)
  Charles J. Scimeca                 941-358-8423 (fax)
  Anthony Q. Joffe                   561-392-6070 (fax)
  Penny Field                        941-435-9359 (fax)

  A special meeting of the Board of Directors for Equity Growth Systems, inc. (the "Board" and the "Corporation," respectively), will be held by telephone conference on the 11th day of December, 1998, at 10:30 A.M., notice being provided to all members by telephone and facsimile transmission. Exhibits referred to at such meeting will be provided to the participants by facimile transmissionl or by U.S mail or by E-mail.

     The meeting is required for the following purposes: 1) issuance of option to purchase 200,000 shares of Company Common Stock to Charles Schimeca

  Please contact G. Richard Chamberlin, Esquire, at (352) 694-6714 to make arrangements to participate.

  Dated:  December 8, 1998.

                                Very truly yours

                           Equity Growth Systems, inc.



                                  -------------
                              G. Richard Chamberlin
                                    Secretary

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